Exhibit 99


                          UNITED STATES CELLULAR SELLS
                                CONVERTIBLE DEBT


         June 8, 1995, Chicago, Illinois - United States Cellular Corporation
         --------------------------------
   (AMEX symbol "USM") announced today that it has sold $650 million principal amount at maturity of zero coupon convertible debt. The net proceeds to USM of approximately $193.2 million from the sale of the 20-year fixed-rate securities will be used to repay variable-rate borrowings from USM's parent company, Telephone and Data Systems, Inc. ("TDS").

         The convertible debt will be issued in the form of Liquid Yield OptionTM Notes ("LYONs"TM) and has been underwritten by Merrill Lynch & Co. The issue price of the LYONs will be $306.46 for each $1,000 principal amount at maturity, which represents a yield to maturity of 6%. USM has granted an option to Merrill Lynch & Co. to purchase up to an additional $95 million principal amount at maturity of LYONs to cover over-allotments. The full exercise of the over-allotment option will result in approximately $28.2 million of additional net proceeds to USM, which additional proceeds will be used to repay borrowings from TDS. Any excess additional net proceeds will be used for general corporate purposes.

         Each LYON will be convertible at the option of the holder at any time on or prior to maturity at a conversion rate of 9.475 Common Shares per LYON. Upon conversion, USM may elect the delivery of its Common Shares or cash equal to the market value of the Common Shares into which the LYONs are convertible.

         Beginning five years after the date of issue, the LYONs may be redeemed at any time for cash at the option of USM at redemption prices equal to the issue price plus accrued original issue discount through the date of redemption.

         On the fifth anniversary of the issue date, USM will purchase LYONs at the option of the holder at the issue price plus accrued original issue discount through that date. USM will have the option of purchasing such LYONs with cash, USM Common Shares or TDS common equity securities, or any combination thereof.

         Headquartered in Chicago, USM manages and invests in cellular systems throughout the United States. As of March 31, 1995, USM owned or had rights to acquire interests representing 25.2 million population equivalents in 210 markets. At that date, USM managed operational systems serving 147 markets.

         For additional information, please contact Kenneth R. Meyers, Vice President - Finance and Chief Financial Officer, at (312) 399-8900. Out-of-town media, please call collect.
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